Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-54783, 33-54789, 33-61471, and 33-61473 of Gottschalks Inc. on Form S-8, of our report dated April 20, 2004 (September 10, 2004 as to the second paragraph of Note 6) (which expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of new accounting standards and the restatement of the January 31, 2004 and February 1, 2003 consolidated balance sheets), appearing in this Annual Report on Form 10-K/A of Gottschalks Inc. for the year ended January 31, 2004.

Deloitte & Touche LLP /s/

Fresno, California
September 10, 2004